Exhibit 99.1

The Wendy’s Company Comments on Amended 13D Filing from Trian Partners

DUBLIN, Ohio – February 18, 2026 — The Wendy’s Company (Nasdaq: WEN) today issued the following statement regarding the Schedule 13D/A filed by Trian Fund Management, L.P. and certain of its affiliates with the Securities and Exchange Commission:

“The Wendy’s Company’s Board of Directors and management team regularly review the Company’s strategic priorities and opportunities with the goal of maximizing value for all shareholders. Our Board is committed to continuing to act in the best interests of the Company and its shareholders. If and when any proposal is submitted by Trian Partners, the Board of Directors will carefully evaluate it, consistent with its fiduciary duties.

As discussed during our recent fourth quarter 2025 earnings call, we are executing our Project Fresh turnaround plan with urgency to strengthen our U.S. business while continuing to deliver strong growth internationally. With an iconic brand, a great team, passionate franchisees, improved capabilities, and the right plan to deliver results, we are confident that we have all the ingredients necessary for long-term success.”

Forward-Looking Statements

This press release contains certain statements that are not historical facts, including statements regarding the Company’s strategic priorities and opportunities and future performance. Those statements, as well as statements preceded by, followed by, or that include the words “will,” “may,” “believes,” “intends,” “plans,” “expects,” “anticipates,” or similar expressions constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. These factors include, but are not limited to, the factors identified in the “Special Note Regarding Forward-Looking Statements and Projections” and “Risk Factors” sections of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

About Wendy’s

The Wendy’s Company (Nasdaq: WEN) and Wendy’s® franchisees employ hundreds of thousands of people across more than 7,000 restaurants worldwide. Founded in 1969, Wendy’s is committed to the promise of Fresh Famous Food, Made Right, For You, delivered to customers through its craveable menu including made-to-order square hamburgers using fresh beef*, and fan favorites like the Spicy Chicken Sandwich and nuggets, Baconator®, and the Frosty® dessert. Wendy’s supports the Dave Thomas Foundation for Adoption®, established by its founder, which seeks to dramatically increase the number of adoptions of children waiting in North America’s foster care system. Learn more about Wendy’s at www.wendys.com. For details on franchising, visit www.wendys.com/franchising. Connect with Wendy’s on X, Instagram and Facebook.

*	Fresh beef available in the contiguous U.S. and Alaska, as well as Canada, Mexico, Puerto Rico, the UK, and other select international markets.

Investor Contact:

Aaron Broholm

Head of Investor Relations

(614) 764-3345; aaron.broholm@wendys.com

Media Contact:

Heidi Schauer

Vice President – Communications, Public Affairs & Customer Care

(614) 764-3368; heidi.schauer@wendys.com